Exhibit 15



                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and
Board of Directors of
United Stationers Inc.:


We have reviewed the accompanying condensed consolidated balance sheet of UNITED STATIONERS INC. (a Delaware Corporation) AND SUBSIDIARIES as of May 31, 1994, and the related condensed consolidated statements of income for the three- and nine-month periods ended May 31, 1994 and 1993, and the condensed consolidated statements of cash flows for the nine-month periods ended May 31, 1994 and 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of United Stationers Inc. and Subsidiaries as of August 31, 1993 (not presented herein), and, in our report dated October 6, 1993, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of August 31, 1993, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                   /s/ARTHUR ANDERSEN & CO.

Chicago,  Illinois,
June 30, 1994






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